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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

HUNTSMAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 Huntsman Way Salt Lake City, Utah (Address of Principal Executive Offices)		84108 (Zip Code)

Registrant's Telephone Number, including Area Code: (801) 584-5700

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/
/    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/
/    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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/    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/
/    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Definitive Material Agreement

        As described in the Company's press release dated February 10, 2005 and in the Company's final prospectuses dated February 10, 2005 filed on February 11, 2005 with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, the Company on February 10, 2005 entered into two underwriting agreements with certain underwriters providing for the offer and sale in firm commitment underwritten offerings of (i) 55,681,819 shares of the Company's common stock sold by the Company and 13,579,546 shares of the Company's common stock (including 9,034,091 shares pursuant to the underwriters' over-allotment option) sold by HMP Equity Trust, a selling stockholder, in each case at a price to the public of $23 per share ($21.965 per share, net of underwriting discounts), and (ii) 5,750,000 shares of the Company's 5% Mandatory Convertible Preferred Stock (including 750,000 shares pursuant to the underwriters' over-allotment option), at a price to the public of $50 per share ($48.50 per share, net of underwriting discounts).

        The transactions contemplated by the underwriting agreements were consummated on February 16, 2005, including the exercise by the underwriters in full of the respective over-allotment options. The proceeds (net of underwriting discounts) received by the Company (before expenses) were approximately $1.5 billion. Approximately $41 million of such proceeds were used to purchase treasury securities to be held as collateral to secure the Company's dividend payment obligations under the mandatory convertible preferred stock. The remainder of the proceeds will be used to repay certain indebtedness of the Company's subsidiaries, as described in the prospectuses, and to pay expenses. Closing of this transaction will satisfy the conditions specified in the previously given conditional notices of redemption relating to the 15% Senior Secured Discount Notes due 2008 of HMP Equity Corporation, the 13.375% Senior Discount Notes due 2009 of Huntsman International Holdings LLC, a portion of the 11 5/8% Senior Secured Notes due 2010 of Huntsman LLC, and a portion of the 11.5% Senior Notes due 2012 of Huntsman LLC.

        The mandatory convertible preferred stock bears an annual dividend of $2.50 per share, payable quarterly. Effective upon issuance of the mandatory convertible preferred stock, the Company's board of directors declared the payment of such dividends in full through February 16, 2008, subject to the availability of lawful funds for each dividend payment on the relevant payment dates. Payment of the dividends is secured by the U.S. Treasury strips that have been deposited by the Company with Citibank, N.A., as collateral agent, pursuant to the Pledge, Assignment and Collateral Agency Agreement dated as of February 16, 2005.

        The mandatory convertible preferred stock will convert into common stock on February 16, 2008, unless converted earlier in certain circumstances. The conversion rate will be between 1.7674 and 2.1739 shares of common stock per share of mandatory convertible preferred stock, depending on the market value of the common stock at conversion and subject to customary dilution adjustments. At such time, to the extent that any dividends on the mandatory convertible preferred stock have not been paid due to the lack of sufficient lawful funds, then holders of mandatory convertible preferred stock will receive additional shares of common stock equal to the value of the unpaid dividends. The Company has the right to convert the mandatory convertible preferred stock prior to the mandatory conversion date in certain circumstances. In addition, holders have the right at any time to convert their shares of mandatory convertible preferred stock into common stock at the minimum conversion ratio, or at the then applicable conversion ratio in the event of certain mergers or similar transactions. The mandatory convertible preferred stock has a liquidation preference of $50 per share and will rank senior to the Company's common stock as to the payment of dividends and distributions on liquidation. The holders of mandatory convertible preferred stock are generally not entitled to voting rights, except in limited circumstances. Additional information concerning the terms of the mandatory convertible preferred stock is set forth in the prospectus referred to above relating to the offering of the mandatory convertible preferred stock.

        Under the underwriting agreements, the Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The description of the merger agreements and the registration rights agreement described below under Item 2.01 is incorporated in this Item 1.01 by reference.

        Copies of the underwriting agreements, the Pledge, Assignment and Collateral Agency Agreement and the Certificate of Designation establishing the mandatory convertible preferred stock are filed as exhibits to this Form 8-K and incorporated herein by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets

        As described in the prospectuses, on February 10, 2005, the Company entered into merger agreements providing for the mergers of wholly owned subsidiaries of the Company with and into Huntsman Holdings, LLC (the Company's predecessor) and Huntsman Holdings Preferred Member, LLC. The transactions contemplated by these merger agreements were completed on February 16, 2005. Huntsman Holdings, LLC was owned by Huntsman Family Holdings Company LLC ("Huntsman Family Holdings), an entity owned by Jon M. Huntsman, the Company's chairman of the board, and certain members of his family, including Peter R. Huntsman, the Company's president and chief executive officer; MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda), L.P. (collectively, "MatlinPatterson"), entities in which David J. Matlin and Chris R. Pechock, each directors of the Company, have an interest; four of the company's executive officers, Peter R. Huntsman, J. Kimo Esplin, Samuel D. Scruggs and L. Russell Healy (the "Officers"); Consolidated Press (Finance) Limited; and certain other persons. Huntsman Holdings Preferred Member LLC was owned by MatlinPatterson, the Officers, Consolidated Press (Finance) Limited and certain other persons. In connection with the mergers, the outstanding limited liability interests in each of Huntsman Holdings, LLC (other than the interest held by Huntsman Holdings Preferred Member, LLC) and Huntsman Holdings Preferred Member, LLC were converted into common stock of the Company, and the two entities became wholly owned subsidiaries of the Company. In the aggregate, approximately 147.9 million shares of common stock were issued in the mergers. The consideration issued in the mergers was determined by negotiations among the members of Huntsman Holdings Preferred Member, LLC and Huntsman Holdings, LLC giving effect to existing contractual rights and a valuation of the Company based on the initial public offering price of the Company's common stock pursuant to the offering described in Item 1.01 above.

        On February 10, 2005, the Company entered into a registration rights agreement with Huntsman Family Holdings, Consolidated Press (Finance) Limited and MatlinPatterson, pursuant to which Huntsman Family Holdings and MatlinPatterson will have demand and piggyback registration rights (including, without limitation, rights to demand shelf registration statements) for the shares of the Company's common stock that they hold. In addition, Consolidated Press (Finance) Limited and each of the Company's other stockholders that did not acquire their shares in the Company's initial public offering will be provided piggyback registration rights pursuant to the registration rights agreement. The registration rights agreement also provides that the Company will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of common stock that are registered pursuant to the agreement. The registration rights agreement contains customary registration procedures and indemnification and contribution provisions by the Company for the benefit of stockholders whose shares are registered and sold pursuant to the agreement. Each stockholder whose shares are registered and sold pursuant to the agreement has agreed to indemnify the Company solely with respect to information provided by such person, with such indemnification being limited to the proceeds of the offering received by such person.

        Copies of the merger agreements and the registration rights agreement are filed as exhibits to this Form 8-K and incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities

        In connection with the mergers described in Item 2.01 above, the Company issued an aggregate of approximately 147.9 million shares of common stock on February 16, 2005 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided in Section 4(2) thereunder. Such shares were issued in exchange for the limited liability interests in Huntsman Holdings, LLC (other than the interest held by Huntsman Holdings Preferred Member, LLC) and Huntsman Holdings Preferred Member, LLC.

        In connection with the Company's initial public offering, on February 11, 2005, the Company gave notice to all holders of the outstanding warrants to purchase the common stock of the Company's subsidiary, HMP Equity Holdings Corporation ("HMP"), that the Company is exercising its rights under the terms of the HMP warrants to require that all such warrants and any shares of HMP common stock issued upon exercise of the HMP warrants be exchanged for newly issued shares of the Company's common stock. Under the terms of the HMP warrants, an aggregate of approximately 16.9 million shares of the Company's common stock will be issued in exchange for the outstanding HMP warrants or shares of HMP common stock issued under the HMP warrants, if any, on March 14, 2005. The issuance of such shares will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided in Section 4(2) thereunder.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        On February 15, 2005, in connection with the offering of the Company's mandatory convertible preferred stock described in Item 1.01 above, the Company filed with the Delaware Secretary of State a Certificate of Designations, Preferences and Rights of 5% Mandatory Convertible Preferred Stock (the "Certificate of Designations"). This document established the mandatory convertible preferred stock as an authorized series of the Company's preferred stock, limited in amount to 5,750,000 shares, and established the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof. See Item 1.01 above for a description of the mandatory convertible preferred stock.

        The Certificate of Designations is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(c)
Exhibits

1.01	Common Stock Underwriting Agreement dated as of February 10, 2005
1.02	Preferred Stock Underwriting Agreement dated as of February 10, 2005
2.01	Agreement and Plan of Merger dated as of February 10, 2005 by and among the Company, Huntsman Holdings, LLC and Huntsman Holdings Merger Sub LLC
2.02	Agreement and Plan of Merger dated February as of 10, 2005 by and among the Company, Huntsman Holdings Preferred Member, LLC and Huntsman Holdings Preferred Member Merger Sub LLC
3.01	Certificate of Designations, Preferences and Rights of 5% Mandatory Convertible Preferred Stock
10.1	Registration Rights Agreement dated as of February 10, 2005 by and among the Company and the stockholders signatory
10.2	Pledge, Assignment and Collateral Agency Agreement dated as of February 16, 2005 between the Company and Citibank N.A.
99.1	Press release dated February 10, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
Date: February 16, 2005	By:	/s/ SEAN DOUGLAS

Name: Sean Douglas
Title: Vice President and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
1.01	Common Stock Underwriting Agreement dated as of February 10, 2005
1.02	Preferred Stock Underwriting Agreement dated as of February 10, 2005
2.01	Agreement and Plan of Merger dated as of February 10, 2005 by and among the Company, Huntsman Holdings, LLC and Huntsman Holdings Merger Sub LLC
2.02	Agreement and Plan of Merger dated February as of 10, 2005 by and among the Company, Huntsman Holdings Preferred Member, LLC and Huntsman Holdings Preferred Member Merger Sub LLC
3.01	Certificate of Designations, Preferences and Rights of 5% Mandatory Convertible Preferred Stock
10.1	Registration Rights Agreement dated as of February 10, 2005 by and among the Company and the stockholders signatory
10.2	Pledge, Assignment and Collateral Agency Agreement dated as of February 16, 2005 between the Company and Citibank N.A.
99.1	Press release dated February 10, 2005

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SIGNATURES
EXHIBIT INDEX